Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 29th day of November 2012 (the “Effective Date”), by and between Lighting Science Group Corporation (hereinafter referred to as “LSG” or “Company”), a Delaware Corporation with a business address of 1227 South Patrick Drive, Satellite Beach, Florida 32937, and Jeremy Cage, (hereinafter referred to as “Employee” or “you(r)”), an individual with a home address of 6 Robin Hood Lane, Darien, Connecticut 06820. (From time to time, Company and Agent shall be referred to collectively herein as the “Parties,” or, individually, as the “Party.”)

W I T N E S E T H:

WHEREAS, the Company wishes to retain Employee to serve as its Chief Executive Officer (“CEO”).

WHEREAS, Employee wishes to be so retained.

NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that employee shall be employed by the Company as its CEO pursuant to the terms and conditions set forth herein.

1. POSITION AND DUTIES.

Employee will report to LSG’s Board of Directors (the “Board”) and will have such duties and responsibilities as customarily appertain to the position of CEO and/or as the Board may specify.

During Employee’s employment with LSG, Employee will devote his full employable time, attention and best efforts to the business affairs of LSG.

2. TERM.

Subject to earlier termination in accordance with the terms of this Agreement, Employee’s employment with LSG under this Agreement will commence on January 1, 2013 (the “Effective Date”) and will end on December 31, 2016 (the “Term”); provided that the Agreement will be automatically renewed thereafter for additional periods of one year each unless either Party has given written notice to the other Party of an intent not to renew at least 60 days prior to the renewal date.

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3. BASE SALARY.

During the Term, your annual base salary (“Base Salary”) will be Four Hundred Thousand Dollars ($400,000), less standard payroll deductions and all required withholdings, payable in accordance with LSG’s usual payroll practices.

4. BONUS.

During the Term, Employee will be eligible to receive an annual bonus of up to 100% of his Base Salary, subject to his satisfaction of performance metrics to be established by the Board or committee thereof within the first three months of each fiscal year.

The Board may award Employee, in the exercise of its sole discretion, an annual bonus that exceeds 100% of Employee’s Base Salary based upon exceptional performance by the Employee and LSG during the year for which such bonus is being paid. Bonus payments hereunder, if applicable, will be made within 120 days following the end of the year for which such are being paid.

5. EQUITY-BASED COMPENSATION.

Restricted Shares.

As of the Effective Date, LSG will award you 500,000 shares of restricted common stock of LSG, par value $0.01 per share, (the “Restricted Stock”), which will be subject to the terms and conditions specified in the applicable award agreement and the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Equity Plan”).

The Restricted Stock award agreement will include, without limitation, the following terms and conditions:

(a) vesting of 100% of such Restricted Stock on the fourth (4th) anniversary following the Effective Date if you remain employed by LSG through such date (subject to early termination or forfeiture in accordance with the award agreement);

(b) vesting of 100% of such Restricted Stock in the event of a material diminution in Employee’s duties or responsibilities or the termination of his employment, where such occurs after a “Change in Control” (as defined below) of the Company;

(c) vesting of a pro rata percentage of the Restricted Stock award in the event of Employee’s termination of employment by LSG without “Cause” (as defined below) or by Employee for “Good Reason” (as defined below), or due to Employee’s death or “Disability” (as defined below), with such pro rata percentage equal to the number of months Employee has been employed by LSG after the Effective Date divided by 48; and

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(d) in the event of Employee’s termination for “Cause” (as defined below), or his material violation of the CONFIDENTIALITY or NON-COMPETITION/NON-SOLICITATION provisions of this Agreement, (i) there shall be immediate forfeiture of the unvested Restricted Stock; (ii) LSG shall have the right (but not the obligation) to repurchase any vested shares held by Employee for an amount equal to the fair market value of such shares on the date of such repurchase; and (iii) with respect to the material violation of the CONFIDENTIALITY or NON-COMPETITION/NON-SOLICITATION provisions of this Agreement, immediate payment by Employee to LSG of any gain that Employee realized on the sale of any shares of Restricted Stock that he sold within the 180-day period preceding or the 12 month period following the date of such violation.

Stock Options

As of the Effective Date, LSG will also award Employee option(s) to purchase up to an aggregate of 4,500,000 shares of common stock of LSG, par value $0.01 per share (the “Option”), at a price equal to the fair market value of the stock on the date of grant, which will be subject to the terms and conditions specified in the applicable award agreement and the Equity Plan.

The Option award agreement(s) will include, without limitation, the following terms and conditions:

(a) annual vesting of 25% of the Option, on each of the first, second, third and fourth anniversaries of the Effective Date if you remain employed by LSG on such anniversary date (subject to early termination or forfeiture in accordance with the award agreement);

(b) full vesting of the Option in the event of a material diminution in Employee’s duties or responsibilities or the termination of his employment, where such occurs after a “Change in Control” (as defined below) of the Company;

(c) vesting of a pro rata percentage of the Option in the event of Employee’s termination of employment by LSG without “Cause” (as defined below), or by Employee for “Good Reason” (as defined below), or due to Employee’s death or “Disability” (as defined below), with such pro rata percentage equal to the number of months Employee has been employed by LSG after the Effective Date divided by 48; and

(d) in the event of Employee’s termination for “Cause” (as defined below), or his violation of the CONFIDENTIALITY or NON-COMPETITION/NON-SOLICITATION provisions of this Agreement, (i) there shall be immediate forfeiture of the unvested Option; (ii) LSG shall have the right (but not the obligation) to repurchase all or a portion of the (a) vested Option held by Employee for an amount equal to its fair market “in-the-money” value on the date of such repurchase, (b) shares held by Employee which he acquired through an Option exercise, for an amount equal to the fair market value of such shares on the date of such repurchase ; and (iii) with respect to the violation of the CONFIDENTIALITY or NON-COMPETITION/NON-SOLICITATION provisions of this Agreement, immediate payment by Employee to LSG of any gain that Employee realized on the exercise of the Option and/or the sale of any shares acquired through an Option exercise within the 180-day period preceding or the 12 month period following the date of such violation.

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Change in Control

“Change in Control” will have the meaning given to such term in the Equity Plan, or any successor thereto.

6. LOCK-UP LETTER.

In the event that a request is made by an underwriter in connection with a proposed underwriting agreement or an offering of securities of the Company (“Securities”), or otherwise, that the Employee execute a Lock-Up Letter restricting or prohibiting his offer or sale of Securities , and/or containing other provisions that are typically included in such Lock-up Letter, he shall timely comply with such request, provided that it does not impose a lock-up period that is longer than that imposed on other executive officers of the Company, without any additional compensation therefor.

7. BENEFITS.

During the Term, Employee (and, as applicable, his eligible dependents) will be eligible to participate in LSG’s employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided to LSG’s other senior executives. Employee will be entitled to twenty (20) days of paid vacation during each full calendar year beginning after the Effective Date. LSG retains the right to modify, amend or terminate its employee benefit plans and programs at any time.

8. COMMUTING AND LODGING COSTS.

During the Term, LSG will reimburse Employee for his reasonable costs actually incurred for Employee’s weekly travel between his home and the Company’s offices, and for his lodging in the Satellite Beach, Florida area.

9. TERMINATION DUE TO DEATH OR DISABILITY.

This Agreement will terminate upon Employee’s death or Disability. If he dies or becomes Disabled during the term of this Agreement, he or his estate, as applicable, will be entitled to receive (i) Employee’s Base Salary through the date of termination, and (ii) any earned but unpaid annual bonus for any year prior to the year of termination. Upon termination of this Agreement due to Employee’s death or Disability, he or his estate, as applicable, will also be entitled to continuation of Employee’s Base Salary for 90 days following such death or Disability. All other benefits, if any, due to you or your estate, as applicable, will be determined in accordance with LSG’s plans, policies and practices.

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“Disability” means your incapacitation or disability by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your duties under this Agreement, for any period of 90 consecutive days or for an aggregate of 120 days in any period of 365 consecutive days; provided that such incapacitation or disability causes you to be “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

10. TERMINATION FOR CAUSE.

At any time during the Term, LSG may terminate Employee’s employment under this Agreement for Cause by written notice specifying the grounds for Cause. In such event, Employee will be entitled to receive his Base Salary through the date of termination.

“Cause” means your: (a) willful material breach of your obligations under this Agreement, which breach you fail to cure, if curable, within thirty (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSG or any of its affiliates; (c) conviction of or pleading guilty to a felony or crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSG or any of its affiliates; or (e) engaging in grossly inappropriate conduct while under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSG or any of its affiliates,. The consumption of a socially acceptable quantity of alcohol at a business dinner or event shall not be grounds for cause.

11. TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON.

If LSG terminates your employment under this Agreement without Cause or you resign prior to the end of the Term for “Good Reason” (as defined below), LSG will continue to pay your Base Salary for a period of 12 months, in accordance with LSG’s payroll practices, provided that the payments due within the first fifty-two (52) days after termination may be accrued and paid on the first payroll date on or after the fifty-second (52nd) day following your termination. The severance payment will be conditional upon your first executing and returning (within such time period as LSG may prescribe) after your termination (and not revoking) a valid waiver and release of all claims that you may have against LSG and its affiliates (the “Waiver and Release”), (ii) are further conditioned on your compliance with all post-termination obligations in this Agreement, and (iii) shall be reduced by the amount of any severance or other payments for such period paid to you by LSG, if any.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) any willful material breach by LSG of its obligations under this Agreement; (b) a reduction in your Base Salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of senior executives of LSG that is no more than 15% of Base Salary); (c) a material reduction by LSG in the kind or level of employee benefits to which you are entitled immediately prior to such reduction (other than a reduction

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generally applicable to all senior executives of LSG); provided, that any such event described in (a) through (c) above will not constitute Good Reason unless you deliver to LSG a written notice of termination for Good Reason within sixty (60) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice LSG has failed to cure the circumstances giving rise to Good Reason.

12. CONFIDENTIALITY.

LSG shall provide you “Confidential Information” (as defined below) for the performance of your duties hereunder. You agree and acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial time, money and effort and will continue to invest substantial time, money and effort to develop, maintain and protect such Confidential Information. During your employment and at all times thereafter, you will not, except with LSG’s written consent or in connection with carrying out your duties and responsibilities for LSG, furnish or make accessible to anyone or use for your own benefit or the benefit of anyone else any trade secrets, confidential or proprietary information of LSG and its affiliates, including business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided, that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by LSG or a third party without breaching any obligations of LSG, you or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of LSG or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. In the event that you are ordered by a court or other government agency to disclose any Confidential Information, you will (i) promptly notify LSG of such order, (ii) at LSG’s written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG’s written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

13. NON-COMPETITION/ NON-SOLICITATION.

In consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the “Restricted Period” (as defined below), you will not, directly or indirectly, own any interest in, establish, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any “Competing Business” (as defined below) anywhere in the “Restricted Area” (as defined below). “Competing Business” means any person, business or

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entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and any other business engaged in by LSG or its affiliates (collectively, the “Company Group”) as conducted, or proposed to be extended or expanded, by the Company Group as of the date of your termination. Nothing herein shall prohibit you from investing in stocks, bonds, or other securities in any business if: (i) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

In further consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the Restricted Period, you will not, directly or indirectly, solicit or attempt to solicit, from any of LSG’s customers, customer prospects, vendors, suppliers, and/or consultants, any business for any entity or individual other than LSG, and you will not otherwise attempt to persuade any of LSG’s customers, customer prospects, vendors, suppliers and/or consultants to end or reduce the amount of the business they conduct with LSG.

In further consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG or its affiliates and during the Restricted Period, you will not hire, or assist anyone else to hire, any employee, consultant, or temporary employee of LSG or seek to persuade any employee, consultant, or temporary employee of LSG to discontinue employment or to become employed in any business other than LSG, nor seek to persuade any third party to discontinue a relationship with LSG.

You agree that, while you are employed, during the Restricted Period and subsequent to the completion or termination of the Restricted Period, you will, at LSG’s request and expense, execute all applications for United States and foreign patents, trademarks, copyrights, or other rights with respect to, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign (and immediately upon creation will be deemed to have assigned), all Subject Intellectual Property to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to Subject Intellectual Property. You agree not to file any patent, trademark, or copyright applications relating to Subject Intellectual Property. “Subject Intellectual Property” means all right, title, and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, recipes, formulas, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are or were conceived, reduced to practice, developed or made by you while employed by LSG and (b) either that (i) directly or indirectly relate to the

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actual or anticipated business, research and development or existing or future products or services of LSG, or (ii) are or were conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of LSG (including any intellectual property rights).

14. RESTRICTED PERIOD.

For purposes of this Agreement, and except as provided below, the “Restricted Period” shall mean a period of up to twenty-four (24) months following the date on which your employment is terminated. LSG shall determine, at its sole option, the length of such period (if any) and shall communicate such determination to you; After LSG has communicated to you the length of the Restricted Period, LSG shall have the right, at its sole option, to shorten such Restricted Period provided that LSG gives you 90-days’ written notice thereof.

LSG will pay you an amount equal to your Base Salary during the Restricted Period, which shall be payable to you in substantially equal installments in accordance with LSG’s payroll practices; provided, however, that such payments (i) are conditioned upon your executing and returning to LSG (and not revoking) a Waiver and Release, (ii) are further conditioned on your compliance with all post-termination obligations in this Agreement, and (iii) shall be reduced by the amount of any severance or other payments for such period paid to you by LSG, if any.

15. RESTRICTED AREA.

For purposes of this Agreement, “Restricted Area” means, because LSG is engaged in business throughout the United States and you have responsibility for and/or will perform services for or regarding LSG throughout the United States, the United States, and every country in which LSG conducts business during your employment with LSG.

16. APPLICATION OF SECTION 409A.

Each payment under this Agreement is intended to be exempt from Section 409A or in compliance with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this Agreement to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof. All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits

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provided under this Agreement during your taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

17. ASSIGNMENT.

You may not transfer, delegate, or assign this Agreement or your obligations hereunder. LSG may transfer or assign this Agreement to a company or firm that succeeds to the business of LSG or into which LSG merges.

18. NOTICES.

Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) receipt by personal delivery, (ii) receipt by transmission by facsimile or electronic mail or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days advance notice to the other party pursuant to the provisions of this section.

If to you:

Jeremy Cage

6 Robin Hood Lane

Darien, Connecticut 06820

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

19. LSG STANDARD PRACTICE AND PROCEDURES.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG’s standard practices and procedures.

20. ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

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21. NO WAIVER.

No waiver of any term of this Agreement will be valid unless made in writing and signed by the party waiving such term. A waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by that same party.

22. DISPUTE.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of Florida. Jurisdiction for resolution of any disputes shall be solely in Florida.

23. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

24. UNENFORCEABLE PROVISIONS.

If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their duly authorized representatives, as of the date first above written.

JEREMY CAGE	LIGHTING SCIENCE GROUP CORPORATION

/s/ Jeremy Cage	By:	/s/ Tom Shields
Signature	Title:	CFO
Date: 11/29/12	Date:	12/3/12

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